Exhibit 99.1

Kemper Receives Outstanding Balance of Arbitration Award

CHICAGO-February 24, 2020 -- Kemper Corporation (NYSE: KMPR) announced today that its subsidiary, Kemper Corporate Services, Inc., has received $89.4 million as satisfaction of the remaining balance due on a judgment related to a 2017 arbitration award against Computer Sciences Corporation (“CSC”). In January, the United States Court of Appeals for the Fifth Circuit affirmed a district court ruling that confirmed the arbitration award in favor of Kemper Corporate Services.

The remaining balance at December 31, 2019 was treated as a gain contingency for accounting purposes in Kemper’s 2019 consolidated financial statements. Accordingly, Kemper will recognize a gain of $89.4 million in its first quarter 2020 consolidated financial statements related to the final payment. CSC and its parent, DXC Technology Company (“DXC”) previously paid Kemper a total of $55.8 million in partial satisfaction of the final judgment. Kemper recognized $20.1 million and $35.7 million of such payments in other income in its consolidated statements of income for the years ended December 31, 2019 and 2018, respectively.

About Kemper
The Kemper family of companies is one of the nation’s leading specialized insurers. With nearly $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.4 million policies, is represented by more than 30,000 agents and brokers, and has over 8,900 associates dedicated to meeting the ever-changing needs of its customers.

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Caution Regarding Forward-Looking Statements

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from estimated results and financial condition are those listed in periodic reports filed by Kemper with the SEC. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contacts
Investors:     Christine Patrick, 312.661.4803, investors@kemper.com
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com